UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2009

BUFFALO WILD WINGS, INC.

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-24743	31-1455913
(Commission File Number)	(IRS Employer
Identification No.)

5500 Wayzata Boulevard, Suite 1600

Minneapolis, Minnesota 55416

(Address of Principal Executive Offices) (Zip Code)

(952) 593-9943

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2009, pursuant to a recommendation by the Compensation Committee, the Board of Directors adopted the 2009 cash incentive program under the previously adopted Cash Incentive Plan (the “Plan”) for the Chief Executive Officer of Buffalo Wild Wings, Inc. (the “Company”), which program is similar to the one adopted on December 4, 2008 for the other executive officers. The Plan is designed to provide an annual incentive to executive officers based on the achievement of certain financial objectives, as well as individual personal objectives. The financial objectives are set annually by our Board of Directors. Payments under the 2009 program for achievement of Company financial objectives are based on the following: revenue, net income, same-store sales increases, increase in the number of Company locations, and increase in the number of franchise locations.

The Chief Executive Officer may receive cash incentive payments of up to 122.6% of her base salary for the Company achieving financial objectives and up to an additional 22.6% of base salary for individual performance as determined in the discretion of our Board of Directors. The level of the cash incentive amount payable based on Company financial objectives varies depending upon the percentage of the objective that is achieved. If a certain minimum percentage for a Company financial objective is not achieved, no payment is paid for that objective.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2009

BUFFALO WILD WINGS, INC.
By	/s/ Mary J. Twinem
Mary J. Twinem, Executive Vice President, Chief Financial Officer and Treasurer